Exhibit 4.4

The Exscientia

Unapproved Share Option Plan

Plan Rules

Adopted by the Board on 13th February 2018 and amended on 25th September 2019 and 1st April 2021

Plan Rules

Definitions

1.1	In these Rules (and, where applicable, any Option Agreement) the following words and expressions shall have the following meanings:

“Acting in Concert”	the meaning given in the City Code on Takeovers and Mergers as in force at the date of an Option Agreement

“Articles”	the Articles of Association of the Company as amended from time to time

“Auditors”	the auditors of the Company from time to time or such other competent professional agreed by the parties or in the absence of an agreement, as appointed by the Board

“Bad Leaver”	a Participant who, on the occasion of a Cessation of Employment, is not a Good Leaver

“Board”	the Board of directors of the Company or a duly authorised committee of the Board

“Business Sale”	the sale of the Majority Value of the assets of the business to a company which is not a Group Company, or to a person or persons Acting in Concert, where Majority Value is defined as the greater part of the gross assets of the business (including intellectual property and goodwill) as certified by the Auditors acting as experts and not as arbitrators

“Cessation of Employment”	the occasion on which a Participant ceases to hold any office or employment in any Group Company and does not continue as, or become, an officer or employee of any other Group Company, and the time and date of cessation shall be the date on which the Participant shall have ceased to be an officer or employee of any Group Company, or the date of death or, if the Participant is absent from work by reason of maternity, paternity or adoption leave, the time and date when the Participant ceases to be entitled to exercise their right under the Employment Rights Act 1996 to return to work in any Group Company

“Company”	Exscientia Limited, CRN SC 428761, with registered office at Dundee Incubator, James Lindsay Place, Dundee, United Kingdom, DD1 5JJ

“Company Reorganisation”	the meaning given to that expression in Rule 5.1

“Control”	the meaning given by section 719 of ITEPA

“Date of Grant”	the date on which an Option is, was, or is to be granted under the terms of an Option Agreement

“Exercise Price”	the price at which each Share subject to an Option may be acquired on the exercise of that Option as set out in an Option Agreement

“Exit Event”

any of the following events:

(i)  the date of a Company Reorganisation as mentioned in Rule 5.1;

(ii)   a Majority Share Sale;

(iii)  a Business Sale;

(iv)  a Flotation;

(v) on the commencement of a period mentioned in Rule 5.3 or 5.4; or

(vi)  the Company passing a resolution for voluntary winding up

“Flotation”	the date on which any of the Company’s shares become quoted on a public stock exchange

“Good Leaver”

a Participant who, on Cessation of Employment, ceases to be employed as a result of:

(i)  injury, disability or illness (in each case evidence to the reasonable satisfaction of the Board); or

(ii)   ceasing to be employed with the intention of retiring; or

(iii)  redundancy within the meaning of the Employment Rights Act 1996; or

(iv)  death; or

(v) a transfer to which The Transfer of Undertakings (Protection of Employment) Regulations 2006 apply; or

(vi)  the Participant’s employing company ceasing to be a Group Company; or

(vii)  the Participant being declared a Good Leaver by the Board in its absolute discretion

“Grantor”	whoever grants the Option, which may be a Group Company, the Trustees or any other person

“Group Company”	the Company or any company over which the Company has Control or any company which has Control of the Company

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003 from time to time amended

“Majority Share Sale”	a sale on a single date, or by a series of transactions over less than a calendar month, of shares of any class in the Company together entitled to more than 50 per cent of the votes in general meeting to a person or persons Acting in Concert previously unconnected with (i) the Company, or (ii) any shareholder of record, provided that the Company may by Ordinary Resolution waive the condition that the person or persons Acting in Concert must be unconnected

“New Holding Company”	a company which has obtained Control of the Company (including where a person and others Acting in Concert with him together obtain Control of the Company) where the consideration received by holders of ordinary shares in the Company consists wholly of shares in the company obtaining Control of the Company and where the identity and proportion of the shareholders of the company obtaining Control of the Company are substantially similar to those prior to the change of Control

“Option”	a right to acquire Shares granted in accordance with an Option Agreement

“Option Agreement”	an agreement entered into between the Grantor and a Participant in accordance with these Rules under which the Grantor offers and the Participant accepts an Option

“Participant”	an individual to whom an Option is granted including his personal representatives where the context so admits

“Plan”	The Exscientia Unapproved Share Option Plan

“Rules”	these present rules of the Plan

“Share” or “Shares”	either Ordinary or B Ordinary Shares of 0.001 each in the capital of the Company which rank pari passu with all other shares of the same class but subject to the rights and restrictions set down in any Shareholders’ Agreement and the Articles, or an equivalent number of the Company’s American Depositary Shares representing such shares

“Shareholders’ Agreement”	any shareholders’ agreement made between the shareholders of the Company as may be in force and as amended from time to time

“Trustees”	the trustees of an employee benefit trust within the meaning of section 1166 Companies Act 2006

“Vest”, “Vests” or “Vested”	the circumstances in which all, or part of, an Option will become capable of exercise

“Vesting Conditions”	conditions attached to an Option which determine the circumstances in which all or part of an Option will Vest

“Vesting Schedule”	a schedule attached to an Option Agreement containing the Vesting Conditions

1.2	Where the context so admits the singular shall include the plural and vice versa and the masculine shall include the feminine.

1.3	Any reference to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.4

If any question, dispute or disagreement arises as to the interpretation of these Rules or any Option Agreement the decision of the Grantor shall (except as regard any matter regarded to be determined by the Auditors hereunder) be final and binding upon all persons.

2.	Grant of the Option

2.1	An Option shall be granted by the Grantor and a Participant executing by deed an Option Agreement.

2.2

Following the grant of an Option the Grantor shall as soon as reasonably practicable issue to the Participant a certificate in respect of the Option making reference to the terms of the Option Agreement and these Rules and stating the date on which the Option was granted.

2.3	Notwithstanding any other provision of the Rules:

(i)	the grant of an Option pursuant to these Rules shall not form part of any contract of employment between any Group Company and a Participant;

(ii)	unless expressly so provided in his contract of employment, a Participant has no right to be granted an Option;

(iii)	the benefit to a Participant of any Options held by him shall not form any part of his remuneration or count as his remuneration for any purpose and shall not be pensionable;

(iv)

the rights granted to a Participant under any Option shall not give the Participant any right or entitlement to claim any compensation or damages in consequence of the loss or termination of his office or employment with any Group Company for any reason and whether or not such loss or termination of office or employment is found to be wrongful or inn breach of any contract (whether of the Plan, the Option Agreement or any other agreement); and

(v)

a Participant shall not be entitled to claim any compensation or damages (or any other remedy) for any loss by reason that the Participant is unable to exercise any Option in consequence of the loss or termination of his office or employment with any Group Company for any reason and whether or not such loss or termination of office or employment is found to be wrongful or in breach of any contract (whether of the Plan, the Option Agreement or any other agreement) including as a result of the exercise by any Group Company (or the Grantor) of any discretion (or failure to exercise any discretion) that is found to be an unreasonable exercise of such discretion); and

(vi)	by accepting the grant of an Option and not renouncing it, a Participant is deemed to have agreed to the provisions of this Rule 2.3.

3.	Exercise of Option

3.1	Subject to this Rule 3, an Option shall be exercisable only in accordance with the conditions contained in the relevant Option Agreement.

3.2	An Option may be exercised in whole or in part provided that, on any day, an Option may be exercised over no fewer than the less of:

(i)	25 per cent. of the Shares over which an Option has Vested;

(ii)	the total number of Shares over which an Option remains exercisable at that time; and

(iii)	such other number as the Board may determine.

3.3

When an Option is exercised in part, the balance (to the extent that it has not lapsed) shall remain exercisable on the same terms as originally applied to the whole Option and a new Option certificate shall be issued accordingly by the Grantor as soon as possible after the partial exercise.

3.4	Save where the context otherwise permits, or if otherwise determined by the Board, a Vested Option shall be capable of exercise on any business day, subject to the notice period required under Rule 7.

3.5

The acquisition price on exercise of an Option shall be the Exercise Price, provided that the total exercise consideration shall be rounded up to the nearest penny. If the price is less than the nominal value of a Share then, on the exercise of the Option, the Board shall capitalise the Company’s distributable reserves and apply the same in paying up the difference between the Exercise Price and the nominal value of the Shares. In the event that the Company has no such reserves, the Participant shall pay up the difference.

3.6

The Participant may not exercise any part of an Option or sell Shares upon such exercise if such exercise or sale would not be permissible under any applicable law, rule or regulation including any regulation relating to insider trading.

4.	Lapse of Option

4.1	An Option shall lapse as provided in the relevant Option Agreement, or if earlier, on the earliest of the following events:

(i)	the tenth anniversary of the Date of Grant;

(ii)	the date of Cessation of Employment if the Participant is a Bad Leaver;

(iii)

the date of Cessation of Employment for any part of a Good Leaver’s Option that the Board, in its discretion, has determined that the Participant may not exercise by virtue of being a Good Leaver, with any balance of the Option that the Board, in its discretion has determined may be exercised by virtue of being a Good Leaver to lapse on a date determined by the Board in its discretion, and not exceeding 90 days;

(iv)	where the Participant is a Good Leaver by reason of his death, 12 months after the death of the Participant;

(v)	60 days after either a Majority Share Sale, a Company Re-organisation or a Business Sale;

(vi)	as provided by Rule 5.2, Rule 5.3 or Rule 5.4;

(vii)	six months after the Company passes a resolution for voluntary winding up; or

(viii)	the Participant being adjudicated bankrupt.

4.2

Any purported transfer of assignment by the Participant shall cause the Option to lapse forthwith, and the Option certificate shall carry a statement to this effect, provided that, on a Participant’s death, his personal representatives may exercise the Option, subject to the Rules and the Option Agreement.

4.3	Neither the Company or, if different, the Grantor shall be obliged to notify the Participant if the Option is due to lapse.

5.	Takeovers and Liquidations

5.1	For the purposes of this Rule 5, a Company Reorganisation means where a company (“Acquiring Company”):

(i)

obtains Control of the Company as a result of making a general offer to acquire the whole of the issued share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(ii)	obtains Control of the Company as a result of making a general offer to acquire all the shares in the Company which are of the same class as the Shares; or

(iii)	obtains Control of the Company as a result of a compromise or arrangement sanctioned by the court under section 899 of the Companies Act 2006 (court sanction for compromise or arrangement); or

(iv)

becomes bound or entitled under sections 979 to 982 of the Companies Act 2006 (takeover offers; right of offeror to buy out minority shareholder) to acquire shares in the Company which are of the same class as the Shares, provided always that in circumstances where Rule 5.1(A) applies, the creation of a New Holding Company shall not constitute a Company Reorganisation.

5.1(A)

Where a New Holding Company is established, and the Board determines (with the agreement of the New Holding Company) that this Rule shall apply, Options shall be substituted for options to acquire shares (or securities representing such shares) in the New Holding Company (the “Replacement Options”) which are equivalent (as determined by the Board) to the Options provided that:

(i)

the Rules shall apply to the Replacement Options save that, where appropriate, references to “Company” and “Shares” shall be read as if they were references to the New Holding Company and the shares (or other securities representing them) in respect of which the Replacement Options are granted, respectively; and

(ii)	Participant consent shall not be required for a substitution of Options pursuant to this Rule to be effected.

5.2

If a person makes an offer for the Company which, if successful, would result in a Company Reorganisation, a Majority Share Sale or a Business Sale, the Grantor may by written notice to the Participant (an “Impending Sale Notice”) declare that all outstanding Options (which have Vested, or will Vest on the occurrence of a Company Reorganisation, a Majority Share Sale or a Business Sale in accordance with an Option Agreement) may be conditionally exercised during a period not exceeding 3 months to be specified by the Grantor in the notice and shall lapse at the end of that period. If an Option is conditionally exercised by a Participant pursuant to this Rule 5.2, the exercise shall become unconditional immediately before it becomes certain that the Company Reorganisation, Majority Share Sale or Business Sale will take place. All conditional notices of exercise shall lapse if, and when, it becomes certain that the Company Reorganisation, Majority Share Sale or Business Sale will not take place. Any Option which was subject to a lapsed exercise notice shall be unaffected and the Option shall continue as before. The Grantor may at its discretion include in the Impending Sale Notice a requirement that the Participant must give a valid and irrevocable power of attorney (“POA”) in favour of a director of the Company nominated by the Grantor conferring on such person the authority to do all things (including executing all documents) necessary to exercise the Participant’s Option to the fullest extent possible permitted by the relevant Option Agreement and, at the discretion of the Grantor, to sell the Shares acquired through exercise of the Option, provided that such authority to sell Shares shall be exercised only pursuant to a Company Reorganisation or a Majority Share Sale and the terms of any such sale and the value of the consideration to be received on a sale taking into account the terms of sale shall in the reasonable opinion of the Board not be inferior to the best terms on which any other share is sold pursuant to the Company Reorganisation or the Majority Share Sale. If a Participant is required by an Impending Sale Notice to give a POA and does not do so within any reasonable time limit set by the Grantor of receiving such notice the relevant Option shall immediately lapse.

5.3

If a person proposes to obtain Control of the Company in pursuance of a compromise or arrangement sanctioned by the court, as referred to in Rule 5.1(iii), all outstanding Options (which have Vested, or will Vest on the occurrence of a Company Reorganisation or a Majority Share Sale in accordance with an Option Agreement) may be exercised, conditionally, at any time during the period beginning with the date of the meeting of the members of the Company ordered by the court and ending on the earlier of 6 months thereafter and 7 clear days before the court sanctions the compromise or arrangement. If an Option is conditionally exercised by a Participant pursuant to this Rule 5.3, the exercise shall become unconditional immediately before it becomes certain that the proposed compromise or arrangement will be sanctioned by the court. All conditional notices of exercise shall lapse if, and when, it becomes certain that the proposed compromise or arrangement will not be sanctioned by the court. Any Option which was subject to a lapsed exercise notice shall be unaffected and the Option shall continue as before.

5.4

In the case of an event falling within Rule 5.1(iv), all outstanding Options (which have Vested or will Vest on the occurrence of a Company Reorganisation in accordance with an Option Agreement) may be exercised at any time during the period beginning with the date the person serves a notice under section 979 of the Companies Act 2006 and ending 7 clear days before the date on which the person ceases to be entitled to serve such a notice. For the purposes of this Rule 5.4, the term “person” shall include two or more persons Acting in Concert.

6.	Variation of share capital

6.1

In the event of any variation of the share capital of the Company by way of capitalisation (other than a scrip dividend), rights issue, consolidation, subdivision or reduction of capital or otherwise, the number of Shares subject to the Option and the Exercise Price for each of those Shares shall be adjusted in such a manner as the Auditors confirm in writing to be fair and reasonable provided that the Exercise Price for a Share is not reduced below its nominal value. For the avoidance of doubt no adjustment shall be made under this Rule in respect of any new consideration received by the Company as a result of an issue of shares.

7.	Manner of Exercise of Options

7.1

An Option shall be exercised by the Participant giving notice to the Grantor in writing of the number of Shares in respect of which he wishes to exercise the Option accompanied by such arrangements for payment as are acceptable to the Grantor in its reasonable discretion and the relevant Option certificate and shall be effective on the expiry of 28 clear days, or such shorter period as the Board in its discretion shall determine, after its receipt by the Grantor.

7.2

A definitive Share certificate shall be issued to the Participant within 30 days of the date of the exercise of the Option subject to the Participant entering into a deed of adherence pursuant to any Shareholders’ Agreement.

7.3

The Participant irrevocably agrees to enter into a joint election, under section 431(1) or section 431(2) of ITEPA in respect of the Shares to be acquired on exercise of the relevant Option, if required to do so by any Group Company, on, before or within 14 days of any date of exercise of the Option.

7.4	If in connection with the grant, holding and/or exercise of the Option:

(i)

a Participant becomes liable to tax, duties (including stamp duty), national insurance contributions or any other tax, impost or amount and any Group Company is liable to make a payment to any revenue or other authority on account of the liability (including employees’ social security contributions); or

(ii)	any Group Company becomes liable to make a payment of employer’s national insurance contributions (unless this paragraph (ii) is disapplied in the relevant Option Agreement);

the Participant shall as a condition of exercising the Option and before exercising the Option enter into such arrangements as the Grantor shall determine in its discretion for the purpose of ensuring that the Participant discharges all such liabilities as are mentioned in this Rule 7.4 and without prejudice to the generality of the foregoing, the Company may sell a sufficient number of Shares on exercise of the Option or require the Participant to remit to any Group Company an amount sufficient to satisfy the aforementioned liabilities.

7.5

All Shares allotted or transferred to a Participant following the date of exercise shall rank equally in all respects with the Shares for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of such allotment or transfer.

8.	Miscellaneous

8.1

Neither the Grantor or any Group Company shall have any responsibility for the consequences (whether in relation to taxation or any other matter) of any action of a Participant in relation to his acceptance or exercise of an Option and the Participant shall be responsible for obtaining any financial or legal advice that it or he may require at his own cost.

8.2

Any notice or other communication under or in connection with an Option may be given by a Participant or any Group Company or the Grantor either personally or by post; items sent by post shall be prepaid and shall be deemed to have been served 72 hours after posting.

8.3

The Grantor, if the Company, shall ensure that at all times it has sufficient authority to issue new Shares to satisfy the exercise to the full extent still possible of an Option or any part of it which has neither lapsed nor been fully exercised, taking account of any other obligations of the Company. The Grantor, if not the Company, shall procure that at all times it holds sufficient unencumbered Shares or irrevocable rights over such Shares to satisfy the exercise to the full extent still possible of an Option or any part of it which has neither lapsed nor been fully exercised.

8.4

If on the date of exercise of an Option or on any prior date any shares of the same class as the Shares are listed or quoted on a public investment exchange, the Company shall within one month of the Option exercise apply to the relevant investment exchange for permission for the Shares which have been the subject of the Option exercise to be similarly listed or quoted.

8.5

In order to operate the Plan, the Grantor or a Group Company needs to hold certain personal information about the Participants. If a third party is involved in operating or administering the Plan, they may also need to hold the same personal information. For Options granted on or after 25 May 2018, each Option Agreement shall contain an appropriate privacy notice.

8.6	Each Party shall bear its own costs in connection with these Rules and any Option Agreement subject to these Rules.

8.7

The Board may at its discretion make minor alterations or additions to the Rules in order to benefit the administration of the Plan, to take account of changes in legislation or to obtain or maintain favourable taxation or regulatory treatment for the Participant or the Grantor.

8.8

Save as otherwise provided in these Rules, a person who is not a party to an Option Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of these Rules or any Bonus Agreement. This Rule shall not affect any right or remedy of a third party which exists or is available apart from that Act.

8.9	These Rules shall be interpreted in accordance with, and governed by, English law.

EXSCIENTIA LIMITEDTHE EXSCIENTIA UNAPPROVED SHARE OPTION PLAN

RSU Sub Plan

Board adoption: 1st April 2021

Exscientia Limited

Exscientia Unapproved Share Option Plan (the “Plan”)

RSU Sub Plan to the Plan

This RSU Sub Plan was adopted by the Board to permit the grant of Restricted Stock Units (“RSUs”) to such persons as the Board shall in their absolute determine (each, a “Participant”) pursuant to rule 8.7 of the Plan.

In the event of any inconsistency between the rules of the Plan and the rules of the RSU Sub Plan, the rules of the RSU Sub Plan shall take precedence.

1.	DEFINITIONS

1.1

Unless the context otherwise requires, the words and expressions used in the Plan shall bear the same meanings in this RSU Sub Plan save to the extent the rules in this RSU Sub Plan provide to the contrary.

1.2	In addition:

“Code” means the US Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Shares (as determined on a per share or aggregate basis, as applicable) determined as follows:

(a)

if the Shares are listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, as reported in a source the Board deems reliable.

(b)	if there is no closing sales price for the Shares on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(c)

in the absence of such markets for the Shares, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

“Restricted Stock Units” or “RSUs” means a right to receive Shares which is granted pursuant to the terms and conditions of the RSU Sub Plan.

“RSU Agreement” means a written agreement between the Company and a holder of RSUs evidencing the terms and conditions of a grant of RSUs comprising a grant notice and an agreement. Each RSU Agreement will be subject to the terms and conditions of this RSU Sub Plan.

“Securities Act” means the US Securities Act of 1933, as amended.

2.	APPLICATION OF PLAN

2.1	Save as modified in this RSU Sub Plan, all the provisions of the Plan shall be incorporated into this RSU Sub Plan as if fully set out herein so as to be part of this RSU Sub Plan SAVE THAT:

(a)

rule 2.1 of the Plan shall not apply for the purposes of the RSU Sub Plan and RSUs shall be granted by resolution of the Board pursuant to which the Board approves (among other things) the identity of the Participant, the number of Shares under the RSU and the terms on which such Shares shall be delivered, and “Date of Grant” shall mean the date of such resolution;

(b)	where applicable, references in the Plan to:

(i)	an Option shall include an RSU;

(ii)	an Option Agreement shall include an RSU Agreement;

(iii)	to the exercise of an Option shall include the vesting and/or settlement of an RSU;

(c)	Save for Rule 5.1(A), Rule 5 of the Plan shall not apply for the purposes of the RSU Sub Plan.

3.	EFFECTIVE DATE AND TERM OF RSU SUB-PLAN

This RSU Sub Plan shall become effective on the date on which it is adopted by the Board. No RSUs shall be granted under this RSU Sub Plan after the earlier of (i) the completion of 10 years from the date on which this RSU Sub Plan was adopted by the Board and (ii) the occurrence of a Flotation.

4.	AMENDMENTS

The Board may amend, suspend or terminate this RSU Sub Plan or any portion thereof at any time. No amendment, suspension or termination of this RSU Sub Plan may materially adversely affect any RSUs granted previously to any Participant without the consent of the Participant.

5.	COMPLIANCE WITH CODE SECTION 409A

Unless otherwise set forth in an applicable RSU Agreement, the terms applicable to RSUs granted under this RSU Sub Plan will be interpreted to the greatest extent possible in a manner that makes the RSUs exempt from Section 409A of the Code, and, to the extent not so exempt, that brings the RSUs into compliance with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an RSU that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

6.	NO RIGHT TO EMPLOYMENT OR OTHER STATUS

No person shall have any claim or right to be granted RSUs under this RSU Sub Plan and the grant of RSUs shall not be construed as giving a Participant the right to continued employment or any other relationship with any Group Company.

7.	AMENDMENT OF RSUs

The Board may amend, modify or terminate any outstanding RSU provided that the Participant’s consent to such action shall be required unless the Board determine that the action, taking into account any related action, would not materially and adversely affect the Participant.

8.	CONDITIONS ON DELIVERY OF SHARES

The Company will not be obligated to deliver any Shares pursuant to this RSU Sub Plan or to remove restrictions from Shares previously delivered under this RSU Sub Plan until:

(a)	all conditions of the RSU have been met or removed to the satisfaction of the Company;

(b)

in the opinion of the Company’s counsel, all other legal matters in connection with the issue, allotment and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations; and

(c)

the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations or as may be otherwise required to be executed by the holders of Shares at the time such Shares are delivered.

9.	BOARD POWERS

The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan and more particularly this RSU Sub Plan to:

(a)	determine (i) who will be granted RSUs; (ii) the number of Shares subject to RSUs; (iii) when and how each RSU will be granted, vest and settled;

(b)

construe and interpret this RSU Sub Plan and RSUs granted under it, and to establish, amend and revoke rules and regulations for administration of the RSU Sub Plan and RSUs. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in this RSU Sub Plan and in any RSU Agreement, in a manner and to the extent it will deem necessary or expedient to make this RSU Sub Plan or RSUs fully effective;

(c)	accelerate, in whole or in part, the time at which RSUs may vest (or the time at which Shares may be issued in settlement thereof);

(d)

approve forms of RSU Agreements and amend the terms of any one or more RSU Agreement without the affected Participant’s consent to clarify the manner of exemption from, or to bring the RSUs into compliance with, Section 409A of the Code, or to comply with other applicable laws; and

(e)

generally, to exercise such powers and to perform such acts as the Board deem necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of this RSU Sub Plan or any RSU awards.

10.	RSU AGREEMENT

Each RSU Agreement will be in such form and will contain such terms and conditions as the Board deem appropriate including the substance of each of the following provisions:

(a)

Consideration. At the time of grant of RSUs, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each Share subject to the RSUs. The consideration to be paid (if any) by the Participant for each share of Shares subject to an RSU may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law. The Board may adjust the consideration to be paid in respect of any RSU in such manner as it considers to be fair and reasonable in the event of a variation of the share capital of the Company (provided that the amount of Consideration is not reduced below the nominal value of a Share). as described in Rule 6 of the Plan.

(b)	Vesting. At the time of the grant of RSUs, the Board may impose such restrictions on or conditions to the vesting of the RSUs as it, in its sole discretion, deems appropriate.

(c)

Payment. RSUs may be settled by the delivery of Shares, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the RSU Agreement.

(d)

Additional Restrictions. At the time of the grant of RSUs, the Board, as they deem appropriate, may impose such restrictions or conditions that delay the delivery of the Shares (or their cash equivalent) subject to RSUs to a time after the vesting of such RSUs.

11.	COVENANTS OF THE COMPANY

11.1

No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to warn or otherwise advise any Participant of a pending termination or expiration of RSUs or any duty or obligation to minimize the tax consequences of RSUs.

11.2

Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over this RSU Sub Plan such authority as may be required to grant RSUs and to issue and sell Shares pursuant to RSUs; provided, however, that this undertaking will not require the Company to register under the Securities Act of 1933, as amended, this RSU Sub Plan, any RSUs or any Shares issued or issuable pursuant to any such RSUs. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Shares pursuant to any RSUs, the Company will be relieved from any liability for failure to issue and sell Shares upon settlement of any RSUs, unless and until such authority is obtained. A Participant will not be eligible for the grant of RSUs or the subsequent issuance of cash or Shares pursuant to the RSUs if such grant or issuance would be in violation of any applicable securities law.

12.	MISCELLANEOUS

12.1

Shareholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to RSUs unless and until (a) such Participant has satisfied all requirements for the issuance of Shares under the RSU pursuant to its terms, and (b) the issuance of the Shares subject to the RSUs have been entered into the books and records of the Company.

12.2

Withholding Obligations. Unless prohibited by the terms of an RSU Agreement, the Company may, in its sole discretion, satisfy any UK, US federal, US state or other local tax withholding obligation relating to RSUs by any of the following means or by a combination of such means: (a) causing the Participant to tender a cash payment; (b) withholding Shares from the Shares issued or otherwise issuable to the Participant in connection with the RSUs; provided, however, that no Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the RSUs as a liability for financial accounting purposes); (c) withholding cash from RSUs settled in cash; (d) withholding payment from any amounts otherwise payable to the Participant; or (e) by such other method as may be set forth in the RSU Agreement.

12.3

Exit Events. The following provisions will apply to RSUs in the event of an Exit Event unless otherwise provided in the instrument evidencing the RSU or any other written agreement between the Company or any Group Company and the Participant or unless otherwise expressly provided by the Board at the time of grant of an RSU. In the event of an Exit Event, then, notwithstanding any other provision of the Plan or this RSU Sub Plan, the Board may take one or more of the following actions with respect to RSUs, contingent upon the closing or completion of the Exit Event:

(a)

arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the RSUs or to substitute similar RSUs for the RSUs (including, but not limited to, an award to acquire the same consideration paid to the shareholders of the Company in respect of the Shares pursuant to the Exit Event);

(b)

accelerate the vesting, in whole or in part, of the RSUs to a date on or prior to the effective time of such Exit Event as the Board determine (or, if the Board do not determine such a date, to the date that is five days prior to the effective date of the Exit Event),

(c)

settle all RSUs that become vested as a result of the Exit Event, or which have vested previously but for which no Shares have yet been issued as of the Exit Event, through the delivery of the Shares subject to such RSUs, at or prior to the effective time of the Exit Event (provided that, in lieu of issuing Shares, the Company may settle vested RSUs through a cash payment in respect of the Shares subject to the RSUs equal to the consideration paid to the shareholders in respect of their Shares);

(d)

cancel or arrange for the cancellation of the RSUs, to the extent not vested prior to the effective time of the Exit Event, in exchange for such cash consideration (including no consideration) as the Board, in their sole discretion, may consider appropriate; and

(e)

cancel or arrange for the cancellation of the RSUs for no payment or consideration to the Participant in the case of an Exit Event that does not also qualify as a change in control event for purposes of Section 409A of the Code.

12.4

The Board need not take the same action or actions with respect to all RSUs or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of an RSU. In the case of any RSUs being settled through a cash payment upon an Exit Event, the amount paid to the holders of RSUs may be subject to the same escrows, holdbacks, earn outs and other post-closing contingencies as the proceeds payable to the Company’s shareholders in respect of their Shares. Further, the Board, in its sole discretion, may condition a Participant’s right to receive such cash payment in connection with an Exit Event upon the Participant’s delivery of an agreement (x) acknowledging such escrows, earn outs, holdbacks or other contingencies, (y) appointing a representative to act on the Participant’s behalf following the Exit Event with respect to matters relating to the Exit Event, and/or (z) agreeing to or acknowledging any indemnification or other agreements or obligations required of recipients of proceeds pursuant to the Exit Event.

12.5

Adjustments. In connection with an event described in Rule 6.1 of the Plan, the class(es) and number of securities and (if applicable) the price per Share of subject to an award of RSUs will be appropriately and proportionately adjusted and such adjustment will occur automatically to the greatest extent possible.

13.	GOVERNING LAW

This RSU Sub Plan and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

14.	JURISDICTION

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with, this RSU Sub Plan or its subject matter or formation (including non-contractual disputes or claims).